Exhibit 5

                         OPINION AND CONSENT OF COUNSEL


January 16, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

     Re:  Rural/Metro Corporation
          Employee Stock Purchase Plan

Ladies and Gentlemen:

     We have acted as counsel to Rural/Metro Corporation, a Delaware corporation (the "Company"), in connection with its Registration Statement on Form S-8 (the "Registration Statement") filed under the Securities Act of 1933, as amended, relating to the registration of 1,000,000 shares of its Common Stock, $.01 par value (the "Shares"), issuable pursuant to the Company's Employee Stock Purchase Plan (the "Plan").

     In that connection, we have examined the unanimous written consent of the Company's Board of Directors, effective October 25, 2001, and minutes of a meeting of the Company's Shareholders held on December 18, 2001, at which the Shares were authorized for issuance under the Plan. We have further examined such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion, including the Certificate of Incorporation and the Bylaws of the Company, including all amendments thereto. For purposes of our opinion, we have assumed the availability of a sufficient number of authorized and unissued shares at the time of such issuance.

     Based upon the foregoing, we are of the opinion that the Shares, when issued and sold in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement.


                                        Very truly yours,

                                        SQUIRE, SANDERS & DEMPSEY L.L.P.